   As filed with the Securities and Exchange Commission on December 15, 1995
                                                 Registration Number ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Xytronyx, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                  Delaware                             36-3258753
       ----------------------------       ------------------------------------
         (State of incorporation)         (I.R.S. Employer Identification No.)

    6555 Nancy Ridge Drive, Suite 200, San Diego, CA 92121 - (619) 550-3900
    -----------------------------------------------------------------------
       (Address, including zip code and telephone number of registrant's principal executive offices)

                                 Dale A. Sander
             Vice President of Finance and Chief Financial Officer
    6555 Nancy Ridge Drive, Suite 200, San Diego, CA 92121 - (619) 550-3900
    -----------------------------------------------------------------------
    (Address, including zip code and telephone number of agent for service)

                                With a copy to:
                                 Edward F. Cox
                        Donovan Leisure Newton & Irvine
         30 Rockefeller Plaza, New York, New York 10112  (212) 632-3050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant
to dividend interest reinvestment plans, please check the following box.    [_]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        Calculation of Registration Fee

===================================================================================================================================
  Title of Each Class                        Proposed Maximum     Proposed Maximum      Amount of
  of Securities to be       Amount to be      Offering Price     Aggregate Offering    Registration
      Registered             Registered         Per Share              Price               Fee
-----------------------   ----------------   -----------------   -------------------   ------------
Common Stock                  3,136,500            $1.375(1)        $4,312,688(1)      $1,487.13
($0.02 par value)             Shares

Warrants to Purchase          3,920,625            $0.375(2)        $1,470,234(2)      $  506.98
Common Stock                  Warrants

Common Stock                  3,920,625            $1.375(1)        $5,390,859(1)      $1,858.92
($0.02 par value)             Shares
Underlying Warrants
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 475(c) under the Securities Act of 1933 on the basis of the average of the high and low prices per share of the Registrant's Common Stock as reported by the American Stock Exchange on December 14, 1995.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the difference between the highest exercise price of the Warrants and the average of the high and low prices per share of the Common Stock as in (1) above.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 XYTRONYX, INC.

                             CROSS REFERENCE SHEET

Between Items in Part I of the Registration Statement (Form S-3) and Prospectus pursuant to Item 501 of Regulation S-K.


                    Item of Form S-3                       Location in Prospectus
                    ----------------                       ----------------------
1.       Forepart of the Registration Statement    Facing Sheet of Registration Statement;
         and Outside Front Cover Page of           Cross Reference Sheet; Outside Front
         Prospectus                                Cover Page

2.       Inside Front and Outside Back Cover       Available Information; Incorporation of
         Pages of Prospectus                       Certain Documents by Reference;
                                                   Inside Front Cover Page

3.       Summary Information, Risk Factors         Prospectus Summary, The Company
         and Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                           Use of Proceeds

5.       Determination of Offering Price           *

6.       Dilution                                  *

7.       Selling Security Holders                  Selling Stockholders

8.       Plan of Distribution                      Plan of Distribution; Outside Front
                                                   Cover Page

9.       Description of Securities to be           Description of Capital Stock
         Registered

10.      Interests of Named Experts and Counsel    *

11.      Material Changes                          *

12.      Incorporation of Certain Information by   Incorporation of Certain Information by
         Reference                                 Reference

13.      Disclosure of Commission Position on      *
         Indemnification for Securities Act
         Liabilities

____________________________

* Item is omitted because it is inapplicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such State.

                Subject to Completion, dated December 15, 1995

PROSPECTUS
----------

                                 XYTRONYX, INC.

                                3,136,500 Shares
                       of Common Stock ($0.02 Par Value)

                               3,920,625 Warrants
                            to Purchase Common Stock

                                3,920,625 Shares
                       of Common Stock ($0.02 Par Value)
                              Underlying Warrants

                    _______________________________________

This Prospectus relates to the sale of a maximum of 7,057,125 shares (the "Shares") of common stock, par value $0.02 per share (the "Common Stock") of Xytronyx, Inc., a Delaware corporation (the "Company"), which may be sold from time to time by the stockholders specified in this Prospectus (the "Selling Stockholders"). The 7,057,125 Shares are comprised of (i) 2,788,000 Shares currently owned directly by the Selling Stockholders, (ii) 348,500 Shares currently issuable by the Company to Selling Stockholders under purchase options, (iii) up to 3,485,000 Shares which may be acquired by Selling Stockholders by exercising currently exercisable Warrants issued by the Company and held by the Selling Stockholders and (iv) 435,625 Shares which may be acquired by Selling Stockholders by exercising Warrants currently issuable by the Company to such Selling Stockholders under the aforementioned purchase options (see "Selling Stockholders").

This Prospectus also relates to the sale of a maximum of 3,920,625 warrants to purchase Shares of Common Stock (the "Warrants"), which may be sold from time to time by the Selling Stockholders specified in this Prospectus. The 3,920,625 Warrants are comprised of (i) 3,485,000 currently exercisable Warrants issued by the Company and held by the Selling Stockholders and (ii) 435,625 Warrants currently issuable by the Company to Selling Stockholders under the aforementioned purchase options (see "Selling Stockholders").

The Company will not receive any of the proceeds from any sales of the Shares of Common Stock or Warrants. The Registration Statement of which this Prospectus forms a part is being filed pursuant to the terms of certain agreements between the Company and the Selling Stockholders.

The Shares and Warrants may be sold by the Selling Stockholders from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may sell the Shares and Warrants offered hereby (i) through brokers and dealers, (ii) on the American Stock Exchange in the case of the Shares, (iii) any other exchanges upon which the Shares or Warrants are listed, (iv) "at the market" to or through a market maker or into an existing trading market and/or (v) in other ways not involving exchanges, market makers or established trading markets, including direct sales to purchasers. See "Plan of Distribution."

The Common Stock is listed and traded on the American Stock Exchange under symbol "XYX." The closing price of the Common Stock on December 14, 1995 was $1.375 per share. No trading market for the Warrants currently exists.

FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS SEE "RISKS AND OTHER INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 15, 1995

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices at the 14th Floor, 75 Park Place, New York, New York, 10007; and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such documents filed by the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

     (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1995 and September 30, 1995;

     (3) The Company's Current Reports on Form 8-K filed with the Commission on May 12, 1995, May 30, 1995, June 15, 1995, July 7, 1995, August 18,
          1995, October 11, 1995 and December 4, 1995;

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-14838), declared effective on September 23, 1986, by which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares of Common Stock or Warrants shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Xytronyx, Inc., 6555 Nancy Ridge Drive, Suite 200, San Diego, CA 92121, Attention: Chief Financial Officer (telephone: (619) 550-3900).

                               PROSPECTUS SUMMARY

This summary is qualified in its entirety by the information included elsewhere in this Prospectus and the detailed information and financial statements appearing in the documents incorporated in this Prospectus by reference.

THE COMPANY

Xytronyx, Inc. (the "Company" or "Xytronyx") is engaged primarily in the development and commercialization of diagnostic health care products. The Company was incorporated under the laws of Delaware in September 1983.

The Company's primary product is the Periodontal Tissue Monitor (the "PTM"), a disposable test designed to assist with the diagnosis and monitoring of the treatment of periodontitis, a serious form of periodontal disease and the most common cause of tooth loss in adults. The PTM is approved for sale in much of Western Europe, China and Canada. Clinical trials required for Food and Drug Administration ("FDA") approval to market the PTM in the United States are currently underway and are expected to be completed in February 1996. Clinical trials required for regulatory approval in Japan are expected to start by the end of 1995.

The Company's proprietary Periodontal Tissue Monitor is an eye-readable disposable test designed for use within the dental office to assist practitioners (dentists and periodontists) in the diagnosis of periodontitis and in the monitoring of the effectiveness of their efforts to treat the disease. The PTM works by identifying the enzyme aspartate aminotransferase ("AST") which is found in crevicular fluid when cells die. The Company's (and its licensor's) technology regarding the use of AST to assist in the diagnosis of periodontitis is encompassed by a series of United States and international patents.

In October 1995, the Company signed an agreement with the Procter & Gamble Company (P&G) which provides P&G the option to enter into an exclusive marketing agreement for the PTM worldwide, with the exception of Japan. P&G has the right to exercise the option up until four weeks after U.S. Food and Drug Administration (FDA) approval to market the product in the United States. The option agreement calls for P&G to make certain payments to the Company based upon the achievement of milestones, including FDA approval, and the exercise of the option by P&G. During the option period, P&G is expected to conduct market tests of the Periodontal Tissue Monitor in the United States. In January 1995 the Company entered into an agreement with Shofu Dental Company of Japan under which Shofu is to fund and manage clinical trials of the PTM in Japan, and market the product in Japan after obtaining regulatory approval in that country.

The Company's second major product is the Kephra(TM) reversible color-change technology. The Kephra technology was derived from research performed by the Company related to a consumer UV diagnostic product. The name "Kephra" encompasses Xytronyx's family of dyes which react with sunlight; these dyes are colorless when viewed under room fluorescent or incandescent light, but become very colorful when exposed to sunlight or other sources of UV light. The Kephra process is reversible, and when the dyes are removed from sunlight they return to their original colorless appearance. Kephra dyes have a long lifetime, and the colorless-to-color process can be repeated numerous times.

Potential applications for Kephra include apparel, promotional and advertising programs, and printing on other products which could benefit from the potential additional consumer appeal of the color-change feature. Coors Brewing Company paid Xytronyx $1 million for use of Kephra in a summer 1994 promotion of its Coors Light(R) brand. Xytronyx is currently performing product development for a number of companies regarding the incorporation of Kephra into their products, including, for example: (1) a large consumer products company interested in using Kephra in conjunction with promotions relating to the 1996 Summer Olympics, (2) a major international watch manufacturer and (3) a major U.S.- based company evaluating Kephra for use in security applications.

THE OFFERING

Securities Offered:

     Common Stock.......... 3,136,500 Shares of Common Stock, par value $0.02 per share, currently issued and outstanding, offered
                            by the Selling Stockholders. (1)

     Warrants.............. 3,920,625 Warrants to purchase Common Stock, currently issued and outstanding, offered by the
                            Selling Stockholders. (2)

     Common Stock
     Underlying Warrants... 3,920,625 Shares of Common Stock, $.02 par value per share, to be issued and outstanding upon the exercise of existing Warrants, offered by the Selling Stockholders. (2)

Common Stock Outstanding... 8,051,029 shares as of December 15, 1995 (3)

Plan of Distribution....... The Shares and Warrants offered hereby may be sold from time to time in one or more transactions at
                            market prices prevailing at the time of the sale, at
                            prices related to such prevailing market prices or
                            at negotiated prices.

Use of Proceeds............ The Company will not receive any of the proceeds from the sale of the Shares of Common Stock and
                            Warrants offered hereby.  The proceeds, if any, from
                            the exercise of Warrants will be used for product
                            development and general corporate purposes.

AMEX Symbol for Common
Stock...................... XYX

Proposed Trading Symbol
for Warrants............... XYXW

________________________
(1) Includes 348,500 Shares currently issuable by the Company to certain Selling Stockholders under purchase options.

(2) Includes 435,625 Warrants and 435,625 Shares underlying the Warrants, respectively, currently issuable by the Company to certain Selling Stockholders under purchase options.

(3) Does not include: (i) 3,485,000 shares of Common Stock reserved for issuance upon exercise of currently exercisable Warrants issued by the Company and held by the Selling Stockholders, (ii) 348,500 shares of Common Stock, and 435,625 shares of Common Stock underlying Warrants, reserved for issuance upon exercise of purchase options currently held by Selling Stockholders (see "Selling Stockholders"), (iii) 1,050,900 shares of Common Stock reserved for issuance to management, key employees, Directors, and consultants under various stock option plans or by direct grant from the Board of Directors (of which options to purchase 923,500 shares of common stock at a weighted average price of $6.60 have been granted to date), (iv) 241,600 shares of Common Stock issuable at a weighted average price of $10.69 per share upon the exercise of outstanding warrants held by consultants and other third parties and (v) 309,734 shares of Common Stock issuable at a price of $22.00 per share to holders of warrants to be issued by the Company under a June 1994 settlement agreement.

                   RISKS AND OTHER INVESTMENT CONSIDERATIONS

DEVELOPMENT STAGE COMPANY; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES

The Company has generated only limited revenues from operations to date. As of September 30, 1995 the Company had an accumulated deficit of $26,623,339, and substantial losses may continue for the foreseeable future. The Company's operations are subject to numerous risks associated with the establishment and development of new products. The Company's ability to generate significant revenues and profitability will depend, among other factors, on the successful completion of product development, obtaining regulatory approvals, establishing manufacturing and marketing capabilities, gaining market acceptance for its products, and obtaining adequate funds to finance operations. There can be no assurance that the Company will generate any revenues or achieve profitability.

LIMITED CASH RESOURCES; QUALIFICATION OF AUDITORS OPINION

The Company's independent auditors included an explanatory paragraph in their report on the Company's financial statements for the fiscal year ended March 31, 1995 as to the uncertainty relating to the Company's ability to continue as a going concern. As of September 30, 1995 the Company had cash of approximately $319,000. During November 1995 the Company raised approximately $3,000,000 in net proceeds from a private placement of units consisting of Common Stock and Warrants. The Company anticipates that without significant revenues such resources may be depleted by the end of December 1996.

POTENTIAL NEED FOR ADDITIONAL FUNDS

The Company has expended and intends to continue to expend substantial funds to conduct research and development activities, including completion of the U.S. clinical testing for the PTM product. The Company currently estimates that without significant revenues its existing capital resources will fund the Company's operations through approximately December 1996. Accordingly, the Company will require significant additional funds, either from marketing partners, product sales, or additional equity or debt financing, to complete development and commence commercial-scale manufacturing of its products. The actual date through which existing cash resources will be adequate to fund the Company's operations, and timing and the magnitude of the need for additional equity financing, may vary significantly based on numerous factors, including
(i) the results of U.S. clinical studies for the PTM, (ii) the timing and receipt of U.S. regulatory approval, if any, for the PTM, (iii) the timing and the amount, if any, of payments received from P&G under the existing option agreement for PTM marketing rights, (iv) the timing and amount, if any, of revenues from Kephra products and (v) the timing and the amount, if any, of proceeds available from the exercise of the Warrants. The Company has no commitments for any additional financing and there can be no assurance that such financing will be available on acceptable terms, if at all. If adequate funds on acceptable terms are not available to the Company, the Company may be required to delay, scale back or eliminate product development efforts, or cease operations, in whole or in part.

UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS

Research and development, clinical trials, manufacturing, and marketing of medical devices such as the PTM product are subject to extensive regulatory approval and review processes by the FDA and other regulatory agencies in the

United States and other countries. The process of obtaining FDA and other required regulatory approvals for PTM, including required clinical testing, is lengthy, expensive and uncertain. There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary regulatory approvals for the manufacturing or marketing of any products. In August 1989, after completing clinical trials, the Company filed a PMA application with the FDA for approval to market an earlier-generation version of the PTM. Despite receiving unanimous recommendation for approval in May 1990 from an FDA dental advisory panel, the FDA declined to approve the product and ultimately mandated that the Company complete more extensive clinical trials
before reapplying for approval.   Failure to ultimately or timely obtain FDA
approval of the PTM is likely to have a material adverse effect on the Company.

DEPENDENCE ON OTHERS FOR MARKETING AND MANUFACTURING

The Company expects to rely upon marketing partnerships with unaffiliated medical product companies to market the PTM. Such reliance may limit the Company's ability to control the commercialization of this product. Although the Company believes that its collaborative partners will have an economic motivation to commercialize the products which they have the right and responsibility to market, the amount and timing of resources devoted to these activities generally will be controlled by each individual partner. There can be no assurance that such partners will be successful in commercializing the PTM product. The Company also relies upon collaborative agreements with unaffiliated companies for the manufacturing of the PTM product, and expects to continue to rely upon such relationships at least in respect to production associated with initial commercial sales, and perhaps beyond the initial stages of commercialization. Such reliance may limit the Company's ability to control the manufacturing of this product, and there are no assurances that the Company can maintain contract manufacturing relationships in the future on acceptable terms.

COMPETITION

The medical device industry is characterized by rapidly evolving technology and intense competition. The consumer markets into which the Kephra reversible photochromic technology is targeted for marketing are also extremely competitive. Many of the companies in these industries have substantially greater financial resources and development capabilities than the Company, and many in the medical device industry have substantially greater experience in undertaking clinical testing of products, obtaining regulatory approvals and manufacturing and marketing medical products. There can be no assurance that the Company's products will be more effective or achieve greater market acceptance than any current or future competitive products, or that competitors will not develop products that are more effective than the Company's or that would render the Company's products and technologies less competitive or obsolete.

UNCERTAIN MARKET ACCEPTANCE; LIMITED PRODUCT LINE

The Company has two primary products, PTM and Kephra, and both represent relatively new technologies. There is substantial risk that potential consumers of the products will not appreciate the expected benefits or recognize the potential applications of these products. The degree of market acceptance of the Company's products will depend upon a number of variables and cannot be predicted with any certainty.

UNCERTAINTY OF PROTECTION OFFERED BY PATENTS AND TRADE SECRETS

The Company and the licensor of its PTM technologies have been issued three U.S. patents relating to the PTM product, and the Company has one additional patent application pending. The Company has been issued one U.S. patent relating to Kephra and has another patent application pending. There is no assurance that the Company will be granted patents on either of the two pending applications. Further, there is no assurance that any such patents will offer meaningful protection, particularly with regards to the Kephra technology where the patents provide potential protection over only certain aspects and/or applications of the technology. If there is an infringement of the patents which have been issued to the Company, the costs of enforcing its rights in an infringement action could be great and divert the funds and resources which would be otherwise available for other aspects of the Company's operations, or be so excessive or time consuming that the Company will be unable to challenge the infringement. The Company also relies upon trade secret protection, particularly in the Kephra area. There can be no assurances that competitors will not independently develop substantially equivalent information or techniques or otherwise gain access to the Company's trade secrets.

DEPENDENCE UPON KEY PERSONNEL

The Company is currently dependent on certain executive officers and management personnel. The loss of these individuals might have a material adverse effect on the research and development programs of the Company. Competition for qualified employees among medical device companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees.

UNCERTAINTY OF HEALTH CARE REFORM AND EFFECT ON THIRD-PARTY REIMBURSEMENT

Successful commercialization of the PTM product may depend in part on the availability of reimbursement for the cost of such products from third-party health care payers, such as the government and private insurance plans. Third-party payers in the U.S. and internationally, including countries with national health care systems, have historically been and are increasingly challenging the price and/or willingness to reimburse costs of medical products and services, and there can be no assurance that adequate third-party coverage will be available with respect to any of the Company's products. Various legislative and regulatory proposals aimed at changing health care systems in both the U.S. and certain international countries have been proposed. While the Company cannot predict whether any such proposals will be adopted or the effect such proposals may have on its business, any proposals which result in pricing constraints on the Company's products may have a material adverse effect on the Company.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

The Company faces an inherent business risk of exposure to product liability claims in the event that the use or misuse of its products result in adverse effects. The Company currently maintains $5 million of product liability insurance coverage. There can be no assurance that such coverage is or in the future will be adequate or that adequate insurance will be available in the future at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Company has insurance coverage, would not materially adversely affect the business or financial condition of the Company.

LIMITED SOURCES OF RAW MATERIALS

Certain raw materials used in the formulation of Kephra inks are available only from single sources. The unavailability of these materials might limit the breadth of Kephra products the Company could produce and offer for sale.

IMPACT OF POTENTIAL AMEX DELISTING ON MARKETABILITY OF SECURITIES

The Company's Common Stock is currently listed for trading on the American Stock Exchange (the "AMEX" or the "Exchange"). The Constitution of the Exchange provides that its Board of Governors may, at its discretion, at any time, and without notice, suspend dealings in, or may remove any security from, listing or unlisted trading privileges. The Exchange, as a matter of policy, will consider the suspension of trading in, or removal from listing or unlisted trading of, any security, for among other reasons, when, in the opinion of the Exchange, the financial condition and/or operating results of the issuer appear to be "unsatisfactory." The determination as to whether a security warrants continued trading on the Exchange is not based on any precise mathematical formula. Each case is considered on the basis of all relevant facts and circumstances and in light of the objectives of the Exchange's policies regarding continued listing. To assist in the application of these policies, the Exchange has adopted certain guidelines, under which it will normally give consideration to suspending dealings in, or removing, a security from listing or unlisted trading. The guidelines relating to financial condition and/or operating results are: "The Exchange will normally consider suspending dealings in, or removing from the list, securities of a company which: (i) has stockholders' equity of less than $2,000,000 if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years or (ii) has stockholders' equity of less than $4,000,000 if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years or (iii) has sustained losses from continuing operations and/or net losses in its five most recent fiscal years or (iv) has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature." At September 30, 1995, the Company had stockholders' equity of $298,000 and has experienced losses from continuing operations and net losses in the past which fall within certain of the aforementioned financial guidelines. Accordingly, the Company falls below the AMEX stockholders' equity guidelines outlined above. The Company has received no indication to date from the AMEX that delisting might occur, and has no basis for commenting on the likelihood of such action. If delisting were to occur, an investor might find it more difficult to dispose of, or obtain accurate quotations as to the price of, the Company's listed securities, and such delisting itself might have a material adverse effect on the Company and the prices of its securities.

LIMITED TRADING VOLUME; POSSIBLE PRICE VOLATILITY

Historically, the Common Stock has experienced relatively low daily trading volumes in relation to the aggregate number of Shares offered in this Prospectus. The market price of the Common Stock also has been volatile and it may continue to be volatile as has been the case with the securities of other public medical technology companies. No market currently exists for the Warrants. Factors such as announcements by the Company or its competitors concerning technological innovations, results of clinical trials, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Company's securities. Changes in the market price of the Common Stock may bear no relation to the Company's actual operations or financial results. Each of the foregoing factors may also be applicable to the Warrants in the future. No predictions can be made of the effect that future market sales of Shares of Common Stock or Warrants, or the availability of such Shares or of Warrants for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock or Warrants, or the perception that such sales might occur, could adversely affect prevailing market prices. In addition, there can be no assurance that such Warrants will be listed for trading on any national securities exchange or NASDAQ, or that any active trading market will develop for such Warrants.

EXERCISE OF WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

Investors will not be able to exercise the Warrants unless at the time of exercise a registration statement under the Securities Act registering the shares of Common Stock issuable upon exercise of such Warrants is effective or such shares have been deemed to be exempt from registration, and such shares have been qualified or deemed to be exempt from registration or qualification under the securities laws of the states of residence of the holders of such Warrants. The Company has covenanted to maintain the effectiveness of a registration statement under the Securities Act which shall cover the shares of Common Stock underlying the Warrants for a period of three years ending November 27, 1998, but there can be no assurance that the Company will be able to do so. If the Company is unable to maintain a current, effective registration statement because the costs are uneconomical, or because the value of the shares of Common Stock issuable upon exercise of the Warrants is less than the Warrant exercise price, or any other reasons, or if the Company elects not to maintain the registration after November 27, 1998, the Warrant holders may be unable to exercise the Warrants and the Warrants may become valueless. Holders of the Warrants may also be deprived of any value if the Common Stock issuable upon exercise of the Warrants is not qualified or exempt from qualification in the particular states in which the holders of the Warrants reside. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the Warrants for sale in all the jurisdictions in which the holders of Warrants may reside, the Company could not permit such Warrants to be exercised and Warrant holders in such states may have no choice but to either sell the Warrants or let them expire. Prospective investors who wish to know whether or not the Common Stock may be issued upon exercise of Warrants by a Warrant holder in a particular state should consult with the securities department of the state in question or inquire of the Company.

The Warrants are subject to redemption by the Company on 60-days' prior written notice, which notice may be only given under certain conditions. If a written notice of redemption is given and the redemption price is paid, the Warrant holders will lose their rights to exercise their Warrants at the end of the 60-day notice period. Notice of redemption of the Warrants could cause the holders thereof to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be less than the market value of the Warrants at the time of redemption.

                                USE OF PROCEEDS

The Company will not receive any proceeds resulting from the sale of the Shares of Common Stock and Warrants by the Selling Stockholders. See "Selling Stockholders."

The Warrants entitle the holder to purchase one shares of Common Stock from the Company at an exercise price of $1.00 per share. In the event that any of the Warrants are exercised in the future, the Company intends to use the net proceeds from the sale of shares of Common Stock issuable upon such exercise to further commercialize the PTM and Kephra products including financing of inventory and accounts receivable, product development, general working capital, and general corporate purposes.

                              SELLING STOCKHOLDERS

The following table sets forth certain information concerning the number of Shares of Common Stock and Warrants beneficially owned by each of the Selling Stockholders as of December 15, 1995 and as adjusted to reflect the sale of shares.

                                            Securities Owned and
                                         Offered by this Prospectus                            After Offering
                                   -------------------------------------        -------------------------------------------
                                                   Common
                                                    Stock                            Common Stock            Warrants
Name of Selling                     Common       Underlying                     --------------------   --------------------
  Stockholder                       Stock         Warrants      Warrants        Shares   Percent (1)   Number   Percent (2)
  -----------                       ------        --------      --------        ------   -----------   ------   -----------
126736 Canada Inc.                  65,200(3)      81,500(3)     81,500(3)         0         (*)          0         (*)

Aries Domestic Fund, L.P.          225,000(4)     281,250(4)    281,250(4)         0         (*)          0         (*)

The Aries Trust                    225,000(4)     281,250(4)    281,250(4)         0         (*)          0         (*)

Paine Webber c/f IRA
of Alan M. Blender                  20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Hyman Bloom                         54,800(3)      68,500(3)     68,500(3)         0         (*)          0         (*)

Patrick J. Callahan, Jr.            40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Robert J. Conrads                   20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Donald G. Drapkin                  160,000(3)     200,000(3)    200,000(3)         0         (*)          0         (*)

Eastside Investment Partners        40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Joseph A. Fabiani                   40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Carlos Plancarte Garcia             40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Michael J. Garnick                  40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Marc Gelman                         80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

Mark Goodman                        20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Robert P. Gordon                    40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Thomas O. Hecht                     40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

The Holding Company                 80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

Jackson Hole Investments
Acquisitions L.P.                   40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Peter L. Jensen                     80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

Ira Kanarick                        20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Peter & Donna Kash                  20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

                                            Securities Owned and
                                         Offered by this Prospectus                            After Offering
                                   -------------------------------------        -------------------------------------------
                                                   Common
                                                    Stock                            Common Stock            Warrants
Name of Selling                     Common       Underlying                     --------------------   --------------------
  Stockholder                       Stock         Warrants      Warrants        Shares   Percent (1)   Number   Percent (2)
  -----------                       ------        --------      --------        ------   -----------   ------   -----------
(continued)
Donald R. Kendall, Jr.
and Diane S. Kendall,
JTWROS                              40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Dr. Daniel Kessel                   40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Lawrence J. Kessel                  40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Keys Foundation, de
Ruyterkade 58a, Curacao
Netherlands, Antilles              120,000(3)     150,000(3)    150,000(3)         0         (*)          0         (*)

Robert Klein M.D.                   40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Larich Associates                   20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Gregory S. Lenchner and
Domenica G. Lenchner                40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

The Lincoln Fund, L.P.             100,000(3)     125,000(3)    125,000(3)         0         (*)          0         (*)

The Lincoln Fund Tax
Advantage, L.P.                     60,000(3)      75,000(3)     75,000(3)         0         (*)          0         (*)

MDB Capital Corp.                   40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Richard Molinsky                    20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Arthur J. Nagle                     20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

P. Sherrill Neff                    20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Cecilia Obregon                     80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

John S. Osterweis,
Trustee for The Osterweis
Revocable Trust, U/A
dated 9/13/93                       20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Palmetto Partners, Ltd.            200,000(3)     250,000(3)    250,000(3)         0         (*)          0         (*)

Arthur C. Reichstetter             120,000(3)     150,000(3)    150,000(3)         0         (*)          0         (*)

Rick Steiner Productions, Inc.      28,000(3)      35,000(3)     35,000(3)         0         (*)          0         (*)

J. Philip Rosen                     20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Jerry Ruyan                         40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Andrew W. Schonzeit                 20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

                                            Securities Owned and
                                         Offered by this Prospectus                            After Offering
                                   -------------------------------------        -------------------------------------------
                                                   Common
                                                    Stock                            Common Stock            Warrants
Name of Selling                     Common       Underlying                     --------------------   --------------------
  Stockholder                       Stock         Warrants      Warrants        Shares   Percent (1)   Number   Percent (2)
  -----------                       ------        --------      --------        ------   -----------   ------   -----------
(continued)
Bruce Slovin                        80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

Gary J. Strauss                     20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Suan Investments                    80,000(3)     100,000(3)    100,000(3)         0         (*)          0         (*)

Morris Talansky                     40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Hindy Taub                          20,000(3)      25,000(3)     25,000(3)         0         (*)          0         (*)

Herman Tauber                       40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Uzi Zucker                          40,000(3)      50,000(3)     50,000(3)         0         (*)          0         (*)

Mark Abeshouse                         875(5)       1,094(5)      1,094(5)         0         (*)          0         (*)

Joseph Edelman                       3,731(5)       4,664(5)      4,664(5)         0         (*)          0         (*)

Peter Kash                          19,246(5)      24,058(5)     24,058(5)         0         (*)          0         (*)

Scott Katzmann                      35,507(5)      44,384(5)     44,384(5)         0         (*)          0         (*)

Martin Kratchman                     1,426(5)       1,783(5)      1,783(5)         0         (*)          0         (*)

Lindsay A. Rosenwald               192,170(5)     240,213(5)    240,213(5)         0         (*)          0         (*)

Wayne L. Rubin                      20,522(5)      25,652(5)     25,652(5)         0         (*)          0         (*)

Karl Ruggeberg                       4,500(5)       5,625(5)      5,625(5)         0         (*)          0         (*)

Michael S. Weiss                    20,522(5)      25,652(5)     25,652(5)         0         (*)          0         (*)

___________
(*) Represents, after the sale of all Shares of Common Stock and Warrants encompassed by this Prospectus, less than 1% of the outstanding Common Stock and Warrants.

(1) The percentage of the outstanding Common Stock to be held by the Selling Stockholders after the offering is calculated based on the total of 13,038,454 shares comprised of 8,051,029 shares issued and outstanding on December 15, 1995 plus 4,987,425 shares issuable upon exercise of warrants and options which are exercisable within 60 days following such date.

(2) The percentage of the outstanding Warrants to be held by the Selling Stockholders after the offering is calculated based on the total of 3,920,625 Warrants comprised of 3,485,000 Warrants issued and outstanding on December 15, 1995 plus 435,625 Warrants issuable upon exercise of the purchase option described in (4) following which is exercisable within 60 days following such date.

(3) Subject to a lock-up agreement under which the holder has agreed not to sell more than 25% of the owned and offered holding of each security prior to May 27, 1996, nor more than 50% prior to August 27, 1996, nor more than 75% prior to November 27, 1996.

(4) 200,000 of the Shares of Common Stock and 250,000 of the Warrants are currently outstanding and are subject to the provisions of the lock-up agreement described in (3) above. The remaining 25,000 of the Shares of Common Stock and 31,250 Warrants relates to currently exercisable options to purchase Common Stock and Warrants as described in (5) below.

(5) Relates to currently exercisable options to purchase Common Stock and Warrants. As described later in this section, an option to purchase a total of 348,500 Shares of Common Stock and 435,625 Warrants was granted by the Company to Paramount Capital, Inc. Paramount assigned its purchase option to and among the persons listed above referenced with (4) and (5). Upon exercise of the option the Common Stock and Warrants would be subject to a lock-up agreement under which the holder could not sell more than 25% of the owned and offered holding of each security prior to May 27, 1996, nor more than 50% prior to August 27, 1996, nor more than 75% prior to November 27, 1996.

___________

The Shares of Common Stock and the Warrants are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the Selling Stockholders and the Company entered into at the time the Selling Stockholders acquired the Shares and Warrants or acquired an option to purchase the Shares and Warrants.

During November 1995 the Company completed a private placement (the "Private Placement") of Common Stock and Warrants in which Paramount Capital, Inc. ("Paramount") acted as placement agent. As compensation Paramount received from the Company (i) cash commission in the amount of $313,650 , (ii) a non-accountable expense allowance totaling $139,400 and (iii) an option to purchase 348,500 shares of Common Stock and 435,625 Warrants for an aggregate purchase price of $479,188. In addition, the Company will pay Paramount an amount in cash equal to 6% of the aggregate proceeds from any exercise of the Warrants, and has entered into an agreement under which Paramount will act as a financial consultant to the Company for at least a period of one year at a fee of $2,500 per month. Paramount assigned the purchase option to and among certain of the persons listed in the above table.

Michael S. Weiss is a Director of the Company and an employee of Paramount. Aries Financial Services, Inc., which is the General Partner and Investment Manager, respectively, of Aries Domestic Fund, L.P. and The Aries Trust, is an affiliate of Paramount. Lindsay A. Rosenwald is the Chairman of Paramount and President of Aries Financial Services, Inc. Peter Kash, Scott Katzmann, Martin Kratchman, Wayne L. Rubin and Karl Ruggeberg are employees of Paramount. Joseph Edelman is an employee of Aries Financial Services, Inc.

Except for Mr. Weiss who became a Director of the Company following the completion of the Private Placement, none of the Selling Stockholders has held any position or office, or had any other material relationship with, the Company during the past three years.


                              PLAN OF DISTRIBUTION

The number of Shares of the Common Stock and the number of Warrants to be offered and sold by the Selling Stockholders, and the time of any such offers or sales, have not yet been determined. 2,788,000 of the Shares of Common Stock and 3,485,000 of the Warrants are subject to a lock-up agreement under which the holders have agreed not to sell more than 25% of the respective securities prior to May 27, 1996, nor more than 50% prior to August 27, 1996, nor more than 75% prior to November 27, 1996 (see "Selling Stockholders"). The Company will not receive any of the proceeds of the offering.

The Shares and Warrants may be sold by the Selling Stockholders from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may sell the Shares and Warrants offered hereby (i) through brokers and dealers, (ii) on the American Stock Exchange in the case of the Shares, (iii) any other exchanges upon which the Shares or Warrants are listed, (iv) "at the market" to or through a market maker or into an existing trading market and/or (v) in other ways not involving exchanges, market makers or established trading markets, including direct sales to purchasers. Additionally, the Shares and Warrants may also be publicly offered through agents, underwriters or dealers. In such event the Selling Stockholders may enter into agreements with respect to any such offering.

The Selling Stockholders and any dealers or agents that participate in the distribution of Shares of the Common Stock and Warrants may be deemed to be underwriters, and any profit on the sale of Shares of Common Stock and Warrants by the Selling Stockholders and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The sale of the Shares of Common Stock and Warrants by the Selling Stockholders may also be effected from time to time by selling Shares or Warrants directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Stockholders or may purchase from the Selling Stockholders all or a portion of the Shares or Warrants as principal and thereafter may resell any Shares or Warrants so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on the American Stock Exchange or other exchanges on which the Company's Common Stock is then traded, on any exchange, if any, on which the Warrants are traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at negotiated prices.

The Shares of Common Stock and Warrants offered under the Registration Statement may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Shares or Warrants as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer for its own account pursuant to this Prospectus; (iii) a special offering, and exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; and/or (iv) ordinary brokerage transactions and transactions in which broker-dealers solicit purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Shares or Warrants, which is not expected to exceed that which is customary in the types of transactions involved.

The Selling Stockholders will pay all of the expenses incident to the offering and sale of the Shares of the Common Stock and Warrants offered under this Prospectus, including commissions and fees of dealers or agents. The Company has paid or will pay all expenses related to the Registration Statement, including registration fees and the fees of counsel or other experts retained by the Company in connection with the registration.

The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to their sales in the market and informed each of them of the need for delivery of copies of the Prospectus.

There is no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock or Warrants offered by them hereby.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED STOCK

The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 300,000 shares of Preferred Stock. All of the issued and outstanding capital stock of the Company is fully paid and nonassessable.

PREFERRED STOCK

The Company's Articles of Incorporation authorizes the issuance of 300,000 shares of Preferred Stock, $25.00 par value. The Preferred Stock may be issued in series, the rights, preferences, and privileges of which may be determined by the Board of Directors without further action by stockholders, which could adversely affect the rights of stockholders. Currently no Preferred Stock is outstanding.

COMMON STOCK

As of the date of this Prospectus there are currently 8,051,029 shares of the Company's Common Stock outstanding, $.02 par value, owned of record by 452 holders. The holders of Common Stock (i) have equal and ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company and (iii) do not have preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's charter without stockholder action.

WARRANTS

  Exercise Price and Terms

Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $1.00 per share subject to adjustment in accordance with the adjustment provisions referred to below. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to November 27, 2005 (or, if redeemed prior thereto, the date immediately preceding the redemption date) at the offices of the Warrant Agent, with the subscription form on the reverse side of the Warrant certificate completed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent, or by wire transfer) for the number of Warrants being exercised. No fractional shares will be issued upon the exercise of the Warrants, and the Company will pay cash in lieu of fractional shares. After November 27, 2005, the Warrants will become void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

The Company is required until November 27, 1998 under the terms of the subscription agreements under which the Warrants were originally issued to have a current, effective registration statement under the Securities Act on file with the Securities and Exchange Commission (the "Commission") and to effect appropriate blue sky qualifications in order to comply with applicable laws in connection with the exercise of the Warrants and the resale of the Common Stock issued upon such exercise. However, there can be no assurance that the Company will be in a position to effect such action under the applicable Federal and state securities laws, and the failure of the Company to effect such action may cause the exercise of the Warrants, and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful.

The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of any of the securities offered hereby.

  Adjustment

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustments upon the occurrence of certain events, such as stock dividends or stock splits of the Common Stock. Additionally, an adjustment would be made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company, in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock.

  Registration and Transfer

Transfers of the Warrants may only be made if pursuant to and in compliance with applicable Federal and state securities laws and regulations and exemptions therefrom, and only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company that the proposed transfer is in accordance with all applicable Federal and state securities regulations, and the execution of the transferred Warrant certificate by the new holder.

  Redemption

The Warrants are subject to redemption by the Company at $.10 per warrant on 60 days' prior written notice provided that the closing bid quotation for the Common Stock as reported on the American Stock Exchange, or on such exchange on which the Common Stock is then traded, exceeds 400% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption. The Warrants are not redeemable on or prior to November 27, 1996 unless the closing bid quotation for the Common Stock as reported on the American Stock Exchange, or on such exchange on which the Common Stock is then traded, exceeds 600% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption.

  Warrant Holder Not a Stockholder

The Warrants do not confer upon holders thereof any voting or any other rights of a stockholder of the Company. The shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms thereof, will be fully paid and nonassessable.

STOCKHOLDERS' RIGHTS PLAN

In April 1991, the Company's Board of Directors adopted a stockholders' rights plan. The plan, as amended, provides for the distribution of preferred stock purchase rights to common stockholders which separate from the Common Stock ten business days following: (a) an announcement of an acquisition by a person (or group) ("Acquiring Party") of 15% or more of the outstanding common shares of the Company, (b) the commencement of a tender offer or exchange offer for 15% or more of the common shares, or (c) a merger or asset sale as defined in the agreement. Under the agreement, certain related parties are not considered to be an acquiring party. One right attached to each share of Common Stock outstanding as of April 15, 1991 and attaches to all shares issued thereafter. Each right entitles the holder to purchase one one-hundredth of one share of Series R junior participating cumulative preferred stock, par value $25.00 per share ("Unit of Preferred Stock"), at an exercise price of $120 per Unit of Preferred Stock. The Units of Preferred Stock are non-redeemable, voting and are entitled to certain preferential dividend and liquidation rights. The exercise price and the number of Units of Preferred Stock issuable are subject to adjustment to prevent dilution.

If, after the rights have been distributed, the Company is a party to a business combination or other specifically defined transaction, each right (other than those held by the Acquiring Party) will entitle the holder to receive, upon exercise, Units of Preferred Stock or shares of Common Stock of the surviving company with a value equal to two times the exercise price of the right. Alternatively, a majority of the independent Directors of the Company may direct the Company to exchange all of the then outstanding rights for Common Stock at an exchange ratio of one common share per right. The rights expire April 15, 2001 and are redeemable (at the option of a majority of the independent Directors of the Company) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the Company's shares.

TRANSFER AND WARRANT AGENT

The transfer agent for the Common Stock and Warrants is the First Chicago Trust Company of New York, Mail Suite 4691, P.O. Box 2533, Jersey City, NJ 07303-2533.


                                 LEGAL OPINIONS

The validity of the Shares of Common Stock and Warrants offered hereby will be passed upon for the Company and Selling Stockholders by Donovan, Leisure, Newton & Irvine, 30 Rockefeller Plaza, New York, New York, 10112.

                                    EXPERTS

The consolidated financial statements of Xytronyx, Inc. and its subsidiary (the "Company," a development stage enterprise) as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995, and for the period from September 23, 1983 (date of incorporation of Xytronyx, Inc.) to March 31, 1995 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report contains an explanatory paragraph referring to the Company's activities as those of a development stage enterprise and to the Company's ability to continue as a going concern), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY ANY OF THESE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

              CONTENTS

                                PAGE
                                ----
Available Information...........  2

Incorporation of Certain
Documents by Reference..........  2

Prospectus Summary..............  3

Risks and Other Investment
Considerations..................  7

Use of Proceeds................. 12

Selling Stockholders............ 13

Plan of Distribution............ 16

Description of Capital Stock.... 18

Legal Opinions.................. 20

Experts......................... 21

                              3,136,500 SHARES OF
                                 COMMON STOCK
                               ($0.02 PAR VALUE)

                              3,920,625 WARRANTS
                                  TO PURCHASE
                                 COMMON STOCK

                              3,920,625 SHARES OF
                                 COMMON STOCK
                               ($0.02 PAR VALUE)
                              UNDERLYING WARRANTS

                                XYTRONYX, INC.



                              __________________

                                  PROSPECTUS
                              __________________



                               DECEMBER 15, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.


          Item                         Amount of Expenses
          ----                         ------------------
Securities and Exchange
 Commission Registration Fees               $ 3,853.03

Legal and Accounting Fees and Expenses       15,000.00

Transfer Agent's Fee                            500.00

Miscellaneous                                 5,000.00
                                            ----------

     Total                                  $24,353.03
                                            ==========

__________

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of such corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any such actions referred to above, the corporation must indemnify him or her against the expenses and attorneys' fees he or she actually and reasonably incurred.

  The Sixth Article of the Registrant's Certificate of Incorporation, as amended, provides for indemnification by the Registrant of its officers and directors to the full extent allowed under Section 145 of the Delaware General Corporation Law, and reads as follows:

     Sixth:   A director of this Corporation shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except that this Article Sixth shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for a transaction from which the director derived an improper personal benefit.

     Any repeal or modification of the foregoing provision of this Article Sixth shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons who are eligible for indemnification pursuant thereto. The provisions of this Article Sixth shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of the Article Sixth.

     Article VIII of the Registrant's Amended and Restated Bylaws provides for indemnification by the Registrant of its officers and directors to the full extent permitted under Section 145 of the Delaware General Corporation Law, and reads as follows:

     ARTICLE VIII:   INDEMNIFICATION

     Section 8.1.   General.   (a)   The Corporation shall indemnify any person
                    -------
     who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a
     ---- ----------
     presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification of such expenses which such Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 8.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     (d) Any indemnification under paragraphs (a) and (b) of this Section 8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 8.1 (such person being referred to herein as an "Indemnitee"). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or
     (iii) by the stockholders.

     (e) Any Indemnitee shall be entitled to control the defense of any action, suit or proceeding against him or her which may give rise to a right of indemnification pursuant to this Article VIII, provided, however,
                                                             --------  -------
     that the Corporation shall select counsel to conduct such defense, which counsel shall be reasonably acceptable to the Indemnitee. In the event that an Indemnitee and other parties indemnified by the Corporation (such Indemnitee and other parties indemnified being herein referred to collectively as the "Indemnified Parties") are made or threatened to be made parties to the same or similar threatened, pending or completed action, suit or proceeding, the Indemnified Parties shall not be entitled to separate counsel unless the counsel selected by the Corporation advises the Corporation that there exists such material conflicts of interests among some or all of the Indemnified Parties so as to require separate representation for some or all of the Indemnified Parties, and such counsel advises the Corporation of the basis for such conflict and the group of Indemnified Parties so affected. Upon receipt of such advice of counsel, the Corporation shall select separate counsel for such group of Indemnified Parties, which counsel shall be reasonably acceptable to such group.

     (f) Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Article VIII. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     (h) For purposes of the Article VIII, references to the "Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employees benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Section 8.2.   Insurance.   The Corporation may purchase and maintain
                    ---------
     insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the General Corporation Law of the State of Delaware.

     Under a policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors and officers. In addition, the Registrant's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Registrant.

     The Registrant has entered into Indemnity Agreements with its directors and its officers which provide that the Registrant will pay any reasonable amount which an Indemnitee is legally obligated to pay because of claims which may be made against such Indemnitee by reason of the fact that such Indemnitee is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of some other entity. However, no indemnification is provided in cases involving dishonesty or improper personal profit. The payments to be made under such Indemnity Agreements include the amounts of all reasonable expenses, judgments, fines, and amounts paid in settlement, except that the Registrant is not obligated to pay fines or other fees imposed by law which the Registrant is prohibited by law from paying as an indemnity of for any other reason.

ITEM 16.   EXHIBITS.

     4.1 Form of Subscription Agreement between Company and certain Selling Stockholders. (1)

     4.2 Form of Lock-Up Agreement between Company and certain Selling Stockholders. (1)

     4.3 Form of placement agent agreement between Company and Paramount Capital, Inc. (1)

     5.1 Opinion of Donovan Leisure Newton & Irvine regarding the legality of the Shares of Common Stock and Warrants. (1)

     24.1 Consent of Donovan Leisure Newton & Irvine incorporated by reference to Exhibit 5 hereof. (1)

     24.2 Consent of Deloitte & Touche LLP. (1)

     25.1 Powers-of-Attorney for each person executing this Registration Statement, see signature page hereof.
_____________

(1)  Filed herewith.


ITEM 17.   UNDERTAKINGS.

  (a)  The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

               (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the
                   Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (i) and (ii) do not apply to this
         --------  -------
Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of
Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 15, 1995.

                              XYTRONYX, INC.

                              By:   /s/ DALE A. SANDER
                                  --------------------
                                 Dale A. Sander,
                                 Vice President of Finance and Chief
                                 Financial Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale A. Sander and Larry O. Bymaster, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature                         Title                       Date
       ---------                         -----                       ----
OFFICERS

/s/ LARRY O. BYMASTER      President and                       December 15, 1995
------------------------   Chief Executive Officer
Larry O. Bymaster          (Principal Executive Officer)


/s/ DALE A. SANDER         Vice President of Finance, and      December 15, 1995
------------------------   Chief Financial Officer
Dale A. Sander             (Principal Accounting Officer and
                           Principal Financial Officer)

       Signature                         Title                       Date
       ---------                         -----                       ----
BOARD OF DIRECTORS

/s/ LARRY O. BYMASTER            Chairman of the Board and           December 15, 1995
----------------------------     Director
Larry O. Bymaster


/s/ H. LAWRENCE GARRETT, III     Director                            December 15, 1995
----------------------------
H. Lawrence Garrett, III


/s/ JACK H. HALPERIN             Director                            December 15, 1995
----------------------------
Jack H. Halperin


/s/ WILLIAM L. JORGENSON         Director                            December 15, 1995
----------------------------
William L. Jorgenson


/s/ JOHN M. KOLBAS               Director                            December 15, 1995
----------------------------
John M. Kolbas


/s/ PAUL E. PRICE                Director                            December 15, 1995
----------------------------
Paul E. Price


/s/ ELLIOTT H. VERNON            Director                            December 15, 1995
----------------------------
Elliott H. Vernon


/s/ MORRIS S. WEEDEN             Director                            December 15, 1995
-----------------------------
Morris S. Weeden


/s/ MICHAEL S. WEISS             Director                            December 15, 1995
-----------------------------
Michael S. Weiss

                               INDEX TO EXHIBITS
                               -----------------

 Exhibit
  Number                            Description
----------                          -----------
4.1          Form of Subscription Agreement between Company and certain
             Selling Stockholders......................................

4.2          Form of Lock-Up Agreement between Company and certain
             Selling Stockholders......................................

4.3          Form of placement agent agreement between Company and
             Paramount Capital, Inc. ..................................

5 Opinion of Donovan Leisure Newton & Irvine regarding the legality of the Shares of Common Stock and Warrants...

24.1         Consent of Donovan Leisure Newton & Irvine incorporated
             by reference to Exhibit 5 hereof..........................

24.2         Consent of Deloitte & Touche LLP..........................